THRUFLOW(TM)
INTERLOCKING PANELS

Kerry Tully
President
Lutcam

December 17, 2004

Dear Kerry:

     This will confirm our agreement whereby ThruFlow Inc. agrees to ship all orders obtained by Lutcam during its initial year of operation from the ThruFlow Inc. faclity in Wallaceburg, Ontario. This will cover all sales to either end user or distributor generated by Lutcam and will be shipped F.O.B. our plant in Wallaceburg, Ontario.

Sincerely

/s/ Otto Kjedsen

Otto Kjedsen
President
ThruFlow, Inc.